Exhibit 10.4

April 11, 2005

ACKNOWLEDGEMENT

As we discussed, the Company has determined to terminate its Long Term Performance program (the “Old Program”) for all performance periods ending after March 31, 2005. Effective April 1, 2005, the Old Program is being replaced with a combination of stock-based incentives which the Company believes better serves its strategic objectives (the “New Program”). Your employment agreement dated February 14, 2005 (your “Employment Agreement”) makes reference to the Old Program in section 3(c) and this will confirm that you and we agree that such references are to be considered references to the New Program and any successor program that the Company may adopt from time to time. Further, in consideration of your eligibility to participate in the New Program, you agree that:

1. You hereby waive any and all rights to any payments under the Old Program for any performance period ending after March 31, 2005; and

2. Section 3(c) of your Employment Agreement is hereby amended to replace the reference to the “targeted Long-Term Performance Bonus of $2,200,000 for the period from April 1, 2005 through March 31, 2006 under the Company’s Long-Term Performance Bonus program as set forth in Section 4.5 of the Incentive Plan” with the following language: “targeted Long-Term Performance Bonus of at least $2,200,000 for the period beginning April 1, 2005 under the Company’s Long-Term Performance Bonus program under the Incentive Plan or any successor plan.”

Except as modified by this letter, the terms of your Employment Agreement remain unchanged. Please acknowledge your agreement to the terms of this letter and the modifications of your Employment Agreement by signing and dating the enclosed copy of this letter.

Sincerely,

/s/ Andrew Goodman
Andrew Goodman
Senior Vice President, Human Resources

Agreed to and accepted by:

/s/ Michael Christenson
Michael Christenson